EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-8) pertaining to the 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan of our reports (a) dated March 2, 2006, with respect to the consolidated financial statements of 1st Source Corporation and subsidiaries, 1st Source Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of 1st Source Corporation and (b) dated June 1, 2006, with respect to the financial statements and schedule of 1st Source Corporation Employees’ Profit Sharing Plan and Trust included in the Plan’s annual report (Form 11-K), both for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
November 2, 2006                                          /s/ Ernst & Young LLP